Resource America, Inc. Pro forma Consolidated Balance Sheet (Unaudited) As of September 30, 2004

	Resource America Consolidated	Atlas America, Inc. Consolidated	Resource America (1)	Adjustments		Resource America Pro forma Consolidated

Cash	$69,098,714	$29,192,293	$39,906,421	$10,413,312	(a)	$67,013,733
				(1,306,000)	(b)
				18,000,000	(c)

Accounts Receivable Inter-Company	−	(10,413,312)	10,413,312	(10,413,312)	(a)	−
Accounts Receivable Trade	27,879,078	24,112,414	3,766,664	(347,000)	(b)	3,419,664

Accounts Receivable	27,879,078	13,699,102	14,179,976	(10,760,312)		3,419,664
Prepaid Expenses	27,932,044	2,432,850	25,499,194	(22,284,819)	(d)	3,214,375
Leasing assets	−	−	−	22,284,819	(d)	22,284,819
Assets Held for Sale/Disposal	102,963,152	−	102,963,152	—		102,963,152

Total Current Assets	227,872,988	45,324,245	182,548,743	16,347,000		198,895,743

Investment in subsidiary	−	−	72,477,482	(72,477,482)	(e)	−
Investment in RE Loans	23,076,805	−	23,076,805	−		23,076,805
Investment in RE Loans Venture	24,042,345	−	24,042,345	−		24,042,345
Investment in RAIT	3,025,922	−	3,025,922	−		3,025,922

Total Fixed Assets	443,662,913	379,938,743	63,724,170	(60,358,000)	(b)	3,366,170
Accum DDA	(69,470,849)	(66,847,406)	(2,623,443)	1,461,000	(b)	(1,162,443)

Net Fixed Assets	374,192,064	313,091,337	61,100,727	(58,897,000)		2,203,727

Other Assets – Goodwill (net)	37,470,338	37,470,338	−	−		−
Deferred Income Tax	−	−	−	1,764,951	(f)	1,764,951
Intangible Assets	7,432,994	7,243,451	189,543	−		189,543
FIN 46 Assets	418	−	418	42,558,000	(b)	42,558,418
Other Assets	28,592,484	7,954,769	20,637,715	(8,000)	(b)	20,629,715

	$725,706,358	$411,084,140	$387,099,700	($70,712,531)		$316,387,169

Current Portion Debt – Leasing	$14,638,431	$3,401,431	$11,237,000	($790,000)	(b)	10,447,000
Accounts Payable Trade	25,413,607	20,869,139	4,544,468	(4,036,000)	(b)	508,468
Accrued Interest	279,645	201,598	78,047	−		78,047
Accrued Liability	38,398,174	23,379,531	15,018,643	(481,000)	(b)	14,537,643
Liability Held for Sale/Disposal	65,299,655	−	65,299,655	−		65,299,655
Billings in Excess of Costs on Uncompleted Contract	29,375,398	29,375,398	−	−		−

Total Current Liabilities	173,404,910	77,227,097	96,177,813	(5,307,000)		90,870,813

Non-Recourse Debt	104,930,285	82,081,285	22,849,000	(22,849,000)	(b)	18,000,000
				18,000,000	(c)
Other Debt – Leasing	9,765,885	157,934	9,607,951			9,607,951

Long-Term Debt less Current Portion	114,696,170	82,239,219	32,456,951	(4,849,000)		27,607,951

LT Liability	9,262,233	6,948,661	2,313,572	(1,835,000)	(b)	478,572
FIN 46 Liabilities	377	−	377	11,991,000	(b)	11,991,377
Deferred Income Tax	19,676,808	21,441,759	(1,764,951)	1,764,951	(f)	−
Minority Interests	150,749,922	132,224,000	−	−		−

Total Stockholders' Equity	257,915,938	91,003,404	257,915,938	(72,477,482)	(e)	185,438,456

	$725,706,358	$411,084,140	$387,099,700	($70,712,531)		$316,387,169

1.      Revised to present Resource America, Inc.’s ownership of Atlas America, Inc. on the equity method.

SEE NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

Notes to Pro Forma
Consolidated Balance Sheet

a.      Reflects the repayment of inter-company debt by Atlas America to Resource America.

b.      Reflects to reclassification to FIN 46 assets and liabilities.

c.      Reflects an adjustment to cash for funds available under our credit facilities

d.      Reflects the reclassification of equipment leasing assets.

e.      Reflects the distribution of Resource America’s ownership in Atlas America to its stockholders.

f.      Reflects the reclassification of a deferred tax asset.